POWER OF ATTORNEY AND CONFIRMING STATEMENT This Power of Attorney and Confirming Statement (this “Statement”) confirms that the undersigned has authorized and designated each of Harvey Schwartz, Justin Plouffe, and Anne Frederick to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of The Carlyle Group Inc. (the “Company”). The authority of Harvey Schwartz, Justin Plouffe, and Anne Frederick under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Harvey Schwartz, Justin Plouffe, and Anne Frederick are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended. In witness whereof, this Statement is signed and dated as of the date set forth below. Date: June 30, 2026 By: /s/ Kate Heinzelman Name: Kate Heinzelman